Exhibit 10.2

EXHIBIT A

Promissory Note

PROMISSORY NOTE

August 13, 2026
$2,000,000	North Tonawanda, New York

FOR VALUE RECEIVED, on the Line of Credit Maturity Date, Positron Corporation, a Texas corporation, having a principal office at 3784 Commerce Ct, Suite 100, North Tonawanda, New York 14120 (the “Borrower”), hereby promises to pay to the order of George Ortiz or any subsequent holder of this Note (collectively, the “Lender”), under the terms herein, the principal amount of Two Million ($2,000,000) Dollars (the “Principal Amount”), plus interest accrued thereon as herein provided with respect to the Principal Amount. Fixed annual interest shall accrue only on the unpaid Principal Amount from the date of original issuance until paid in accordance herewith, as applicable, at a rate equal to twelve percent (12%) per annum. The unpaid Principal Amount, together with any then-unpaid accrued interest thereon, shall be due and payable or converted, as the case may be, on August 13, 2028 (the “Maturity Date”) or (ii) when such amounts are made due and payable upon or after the occurrence of an Event of Default in accordance with Section 1 hereof. All payments due on this Note shall be made in cash via certified check or other immediately available funds. The Holder shall only be entitled to receive a cash payment for a payment due on this Note (i) upon the demand of the Required Holders on or after the Maturity Date or (ii) upon the occurrence and continuance of Event of Default.

This Promissory Note is a Line of Credit Note issued pursuant to, and is entitled to the benefits of, the Line of Credit Agreement, as it may be amended from time to time, of even date. Reference is hereby made thereto for a statement of the terms and conditions under which this Line of Credit Note may be paid, prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Line of Credit Agreement. This Line of Credit Note is subject to obligations as set forth in the Line of Credit Agreement which is included herein by reference.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Line of Credit Loan and addition of Additional Interest and the date and amount of each principal payment and each payment of each Line of Credit Loan and each Additional Interest hereunder.

The Holder, by its acceptance hereof, agrees to be bound by the provisions of the Line of Credit Agreement. Subject to Section 8 hereof, any transfer of this Note will be effected only by surrender of this Note to the Borrower and reissuance of a new note to the transferee for any unpaid balance.

Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days. Notwithstanding any other provision of this Note, the Holder will not charge and the Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum rates or amounts permitted by applicable law and in the event any payments are made in excess of such maximum, such payments shall be credited to reduce the Principal Amount. All payments received by the Holder hereunder will be applied first to reasonable costs of collection, if any, then to interest and the balance to the Principal Amount.

(1)            Events of Default. An “Event of Default” will occur if any of the following occurs:

(a)            the Borrower fails to make any payment of the Principal Amount or interest when due hereunder within ten (10) business days following written demand therefore;

(b)            the Borrower materially breaches any representation or warranty contained in, or fails to comply in any material respect with, any of the terms or covenants of the Line of Credit Agreement or this Note, and such breach or failure is not cured within thirty (30) days after the Required Holders have given the Borrower written notice of such breach;

(c)            involuntary proceedings shall have been commenced against the Borrower (i) under federal bankruptcy law or under any applicable federal or state bankruptcy, insolvency, or similar law, which seek the general adjustment of the Borrower’s debts, (ii) seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any material part of the Borrower’s property, or (iii) seeking an order winding up or liquidating the assets of the Borrower are initiated and continue for a period of sixty (60) days;

(d)            (i) a voluntary proceeding shall have been commenced under federal bankruptcy law, or any other applicable federal or state bankruptcy, insolvency, or other similar law, (ii) the consent by the Borrower to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or for any material part of the Borrower’s property, (iii) the Borrower making any assignment for the benefit of creditors, or (iv) the taking of any formal action by the Borrower in furtherance of any of the foregoing; or

(e)            there occurs a liquidation, dissolution or winding up of the Borrower.

(2)            Remedies on Default, Etc. Upon the occurrence and continuance of an Event of Default, at the option and upon the declaration of the Required Holders the entire unpaid Principal Amount and accrued and unpaid interest on this Note and all other Notes shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable (provided that if an Event of Default specified in Sections 1(c) or 1(d) above occurs, this Note shall become immediately due and payable without any declaration or other act on the part of the Holder) and the Holder may, among other things, proceed to protect and enforce its rights hereunder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Exchange Agreement, or for an injunction against a violation of any of the terms hereof or thereof or in the exercise of any power granted hereby or thereby or by law. No right conferred upon the Holder hereby or by the Exchange Agreement shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

(3)            Prepayment. This Note may be prepaid, in whole or in part, by the Borrower, without the prior written consent of the Holders.

(4)            Waivers, Amendments by Holder. This Note and any provision hereof may be amended, waived or terminated only with the consent of all Parties.

(5)            Notice. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

The Holder:	George Ortiz 28 Boulevard dr Belgique Monaco MC 98000

The Borrower:	Positron Corporation 3784 Commerce Ct, Suite 100 North Tonawanda, NY 14120

With a copy to:	Peter Campitiello, Esq. Lucosky Brookman, LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830

(6)            Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

(7)            Defenses. The obligations of the Borrower under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

(8)            Attorneys’ and Collection Fees. Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the Borrower agrees to pay, in addition to the Principal Amount and accrued interest due and payable hereon, all costs of collection, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Holder in collecting such indebtedness or enforcing this Note.

(9)            Waiver of Presentment. The Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(10)          Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

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IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be signed by its duly authorized officer.

POSITRON CORPORATION

By:	/s/ Adel Abdullah
Name: Adel Abdullah
Title: President